Mail Stop 3561

                              March 9, 2006


By U.S. Mail

Mr. Bryan L. Timm
Vice President and Chief Executive Officer
Columbia Sportswear Company
14375 Northwest Science Park Drive
Portland, Oregon 97229

	RE:	Columbia Sportswear Company
		Form 10-K for the Fiscal Year Ended December 31, 2004
		Filed March 9, 2005
		File No. 0-23939

Dear Mr. Timm:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									William Choi
									Branch Chief






UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE